Exhibit 10

                       COLLABORATIVE EVALUATION AGREEMENT

This Agreement is made by and between Maxygen, Inc., 515 Galveston Drive, Redwood City, California 94063 ("Maxygen"), and SIGA Technologies, Inc., 420 Lexington Avenue, Suite 620, New York, NY 10170 ("SIGA"), effective October 17, 2000 (the "Effective Date"), as follows:

                                   BACKGROUND

A. Maxygen has rights in certain genes useful for the production of proteins that may be useful for vaccines; and

B. SIGA has rights in certain gram-positive commensal bacteria and related technology useful for the production of proteins on the surface of bacteria that may be useful for vaccines; and

C. SIGA and Maxygen wish to enter in to this Agreement in order to research and evaluate the utility of gram-positive commensal bacteria as vectors for inducing mucosal immunity.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

      1. Evaluation. Subject to the terms and conditions set forth herein, Maxygen and SIGA shall use commercially reasonable efforts to conduct mutually agreed collaborative research (the "Evaluation") on the utility of gram-positive commensal bacteria as vectors for inducing mucosal immunity as set forth in the SIGA/Maxygen Research Project proposal attached hereto as Exhibit A and incorporated herein (the "Project Proposal"). The parties shall review the Project Proposal on an ongoing basis and may make mutually agreed upon changes to the Project Proposal then in effect. SIGA and Maxygen shall conduct research in accordance with the Project Proposal in a professional manner and each agrees to commit the personnel, facilities and other resources reasonably necessary to perform the research. Each party shall be responsible for its own costs in performing the Evaluation.

      2. Materials:

            2.1 Maxygen Materials: Maxygen shall transfer to SIGA reasonable quantities of biological materials identified on Exhibit B, and such other additional materials as Maxygen and SIGA may from time-to-time agree during the term of the Evaluation (the "Maxygen Materials") for the sole purpose of performing the Evaluation. All right, title and interest to the Maxygen Materials shall at all times remain with and be vested in Maxygen.

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                  2.1.1 Restriction on Use and Control. SIGA shall use the
Maxygen Materials for the sole purpose of performing the Evaluation at its facility located at 420 Lexington Avenue, Suite 620 New York, NY 10170 and/or SIGA's facility at 4575 SW Research Way, Suite 230, Corvallis, OR 97333 under the direction of one or more SIGA employees, under scientifically reasonable containment conditions, and not for any commercial, business or other use or purpose other than the Evaluation without the prior written consent of Maxygen. SIGA shall not transfer or provide access to the Maxygen Materials to any other persons or entity or to any location other than its addresses specified above, without the prior written consent of Maxygen (which consent may be conditioned inter alia upon such person or entity duly executing and delivering Maxygen standard form of material transfer agreement therefor).

                  2.1.2 SIGA represents and warrants that all personnel, including employees of SIGA and Oregon State University who will be involved in the performance of the Evaluation are and shall be bound by: (a) confidentiality obligations at least as strict as those set forth herein; and (b) an obligation to assign all Inventions (as defined in Section 5 herein) to SIGA and to cooperate with SIGA in connection with patenting such Inventions. SIGA agrees that it will not permit persons not bound by such obligations to work on the Evaluation.

            2.2 SIGA Materials: SIGA owns and/or has licensed certain gram-positive commensal bacteria and related technology, including without limitation the gram-positive commensal bacteria and related technology licensed from Rockefeller University, Oregon State University and/or Emory University and will make certain of those materials (the "SIGA Materials") available for use in the Evaluation. All right, title and interest to the SIGA Materials shall at all times remain with and be vested in SIGA.

            2.3 Joint Materials: Using the SIGA Materials, SIGA shall make materials as set forth in the Evaluation, including without limitation recombinant constructs expressing heterologous genes contained within the Maxygen Materials (the "Joint Materials"). SIGA shall provide, and shall ensure that Oregon State University provides, reasonable quantities of the Joint Materials to Maxygen on an ongoing basis during the term of this Agreement. Subject to Section 7, Maxygen shall use such Joint Materials solely for the purpose of performing the Evaluation at its facility at 515 Galveston Dr., Redwood City, CA 94063 under the direction of one or more Maxygen employees. Subject to the terms of this Agreement, Maxygen and SIGA shall jointly own the Joint Materials. Subject to Section 7, neither Maxygen nor SIGA may take, send or otherwise provide the Joint Materials to any third party without the prior written approval of both Maxygen and SIGA.

      3. Reports and Records.

            3.1 Reports. Each party shall keep the other party informed of the progress of the research under the Evaluation and shall provide reasonable access to all source data and information relating to the Joint Materials and shall provide the other party with summary written reports of any research under the Evaluation upon reasonable request. The parties will consult with each other as needed regarding the proposed course

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of the Evaluation. Within twenty (20) days after completion of the Evaluation, or termination of the Evaluation in accordance with Article 15, SIGA and Maxygen will prepare and submit to the other a report that sets forth the results of the Evaluation and a summary of all data and information related to the Joint Materials. Such information shall be considered Confidential Information of the disclosing party as defined in Section 4.

            3.2 Records. SIGA and Maxygen agree to maintain, and SIGA shall ensure that Oregon State University maintains, records of the activities conducted in performing the Evaluation (or cause such records to be maintained) in sufficient detail and in accordance with good scientific practices as will properly reflect all work done and results achieved in the performance of the Evaluation (including all data in the form required under any applicable governmental regulations).

      4. Confidentiality and Non-Use Obligations. During the course of the Evaluation, Maxygen and SIGA may each provide confidential information, including but not limited to each party's proprietary materials, research and development data and plans, proprietary technologies, business or research strategies, trade secrets and material embodiments thereof (each party's "Confidential Information"), to the other solely for the recipient's conduct of the Evaluation. Each party may disclose Confidential Information of the other party to its employees, agents and consultants, but only to the extent reasonably required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants and licensees do not disclose or make any unauthorized use of the Confidential Information.

            4.1 Confidential Information shall be provided in writing, marked "confidential", or if disclosed orally, reduced to writing, marked "confidential", and provided to the recipient within thirty (30) days of such oral disclosure.

            4.2 The recipient shall maintain the disclosing party's Confidential Information in confidence during the term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof. The recipient shall use the disclosing party's Confidential Information solely for its conduct of the Evaluation, unless the recipient has received the prior written approval of the disclosing party.

            4.3 The recipient's obligations hereunder shall not apply to any information which: (i) can be shown by contemporaneous documentation of the recipient to have been in its possession prior to receipt from the disclosing party; (ii) is or becomes, through no fault of the recipient, publicly known;
(iii) is furnished to the recipient by a third party which is lawfully in possession of such information and without breach of a duty to the disclosing party; or (iv) is independently developed by the recipient without access to the disclosing party's Confidential Information. Notwithstanding the foregoing, either party may disclose the Confidential Information of the other to the extent required by an applicable court order or by law; provided, however, that either party that is so required to disclose the Confidential Information of

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the other party shall give the other party reasonable advance notice of such disclosure and use reasonable efforts to secure confidential treatment of such Confidential Information (whether through protective order or otherwise).

      5. Intellectual Property Rights. Maxygen and SIGA acknowledge that the conduct of the Evaluation may result in Inventions of commercial value, and they agree to collaborate so as to protect the proprietary nature of such Inventions. For purposes of this Agreement, "Inventions" shall mean any and all technology, now existing or hereafter arising, conceived or reduced to practice by Maxygen and/or SIGA in the performance of the Evaluation, including without limitation, any idea, discovery, data, compound, molecule, cell line, biological or other material, know-how, technique, method, process, use, composition, skill, Confidential Information, trade secret or configuration of any kind, whether or not any such information or materials would be (i) enforceable as a trade secret, (ii) protected from copying on the basis of copyright infringement or unfair competition, or (iii) eligible for protection under the patent laws of the United States or elsewhere. Inventorship of any Inventions arising from the conduct of the Evaluation shall be determined by the patent laws of the United States and, subject to the terms of this Agreement, rights of ownership shall follow therefrom. SIGA represents and warrants that its conduct of the Evaluation will not result in the creation of any rights to any third parties.

            5.1 Ownership of Inventions.

                  5.1.1 "Maxygen Inventions" shall mean Inventions invented solely by Maxygen employees or persons obligated to assign their Inventions to Maxygen. Maxygen retains all right, title, and interest in and to all Maxygen Inventions.

                  5.1.2 "SIGA Inventions" shall mean Inventions invented solely by employees of SIGA or persons obligated to assign their Inventions to SIGA, including without limitation employees of Oregon State University involved in the performance of the Evaluation. Subject to the provisions of Section 7 herein, SIGA retains all right, title, and interest in and to all SIGA Inventions.

                  5.1.3 "Joint Inventions" shall mean Inventions invented jointly by employees of Maxygen or persons obligated to assign Inventions to Maxygen, and employees of SIGA or persons obligated to assign Inventions to SIGA, including without limitation employees of Oregon State University involved in the performance of he Evaluation. Subject to the provisions of Section 7 herein, Maxygen and SIGA shall jointly own all Joint Inventions.

            5.2 Invention Disclosure; Inventorship. Each party shall promptly provide a full written disclosure to the other describing any SIGA Inventions and/or Joint Invention arising out of its conduct of the Evaluation (each an "Invention Disclosure"). Such disclosure by SIGA shall contain sufficient detail to enable Maxygen to evaluate the advisability of exercising its option granted hereunder with respect to each such Invention.

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      6. Right to File Patents: Enforcement of Patents/Patent Applications
         Relating to Joint Inventions:

            6.1 Maxygen and SIGA Sole Inventions. Each party shall have the sole right, but not the obligation, to file, prosecute and maintain patent applications and patents with respect to its solely owned materials and Inventions, at its sole expense, in countries selected by such party, and for conducting interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto. Notwithstanding the foregoing, in the event that SIGA does not file a patent application covering one or more SIGA Inventions disclosed in an Invention Disclosure in one or more countries, SIGA shall so notify Maxygen, and Maxygen may request that SIGA file, and SIGA agrees to file, a patent application in countries selected by Maxygen to protect Maxygen's interest in any such SIGA Invention during the Option Period, and Maxygen agrees to assume SIGA's reasonable costs associated with the filing and prosecution of such patent applications during the Option Period set forth in
Section 7.2; provided, if prior to the end of such Option Period, Maxygen notifies SIGA that Maxygen does not wish to acquire a license to such SIGA Invention, Maxygen's obligation to reimburse SIGA for such costs, and SIGA's obligation to seek patent protection with respect to such applications, shall terminate upon such notification.

            6.2 Joint Inventions. With respect to Joint Inventions, the parties shall confer in good faith to determine whether to seek patent protection for each Joint Inventions and which party shall file, prosecute and maintain patent applications and patents on behalf of the parties jointly, including conducting interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto. For those inventions for which both parties agree to seek patent protection, the parties shall share equally all reasonable out-of-pocket patent costs with respect to such Joint Inventions, unless otherwise agreed in writing. In the event that either party does not desire to have any such activities undertaken with respect to a particular Joint Invention, the other party shall have the right, in its discretion and at its expense, to file, prosecute and/or maintain patent applications and patents with respect to such joint invention, including conducting interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto.

            6.3. Cooperation. Except as otherwise expressly provided herein, applications filed on Joint Inventions shall be written and filed by outside counsel acceptable to both parties, but under the control of the responsible party. Each party shall be kept informed of all substantive matters relating to the preparation and prosecution of all patent applications claiming or disclosing Joint Inventions. Each party shall have the right to review and comment upon such documentation and correspondence, as well as all specifications, claims and responses to office actions related to Joint Inventions prior to their submission to the relevant government patent office. In addition, during the term of this Agreement and for ninety (90) days thereafter, SIGA shall keep Maxygen informed of all substantive matters relating to the preparation and prosecution of all patent applications claiming or disclosing SIGA Inventions. Each party shall promptly provide the other with copies of all patent prosecution and maintenance documentation and correspondence so that the other shall be currently and promptly informed of the

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continuing prosecution and maintenance of patent applications and patents claiming or disclosing Joint Inventions and/or, during the term of this Agreement and for ninety (90) days thereafter, with respect to SIGA Inventions.

            6.4 Enforcement of Joint Inventions. Subject to Section 7, With respect to any actual or threatened commercially material infringement or use of any patent or patent applications claiming a Joint Invention (collectively, an "Infringement"), the parties shall mutually determine which party will have the rights and responsibilities of abating such an Infringement, and how the expenses of abating any such Infringement shall be shared. Each party shall have the right to be represented by counsel of its own selection and its own expense in any suit initiated under this Section by the other party for an Infringement. In the event only one party wishes to pursue in such proceeding, it shall have the right to proceed alone, at its expense, and the other party agrees, at the request and expense of the party initiating such action, to cooperate and join in any proceedings in the event that a third party asserts that the co-owner of such Joint Invention is necessary or indispensable to such proceedings; provided, neither party may enter into any settlement with respect to any of the jointly-owned Patent Rights, and may not make any statement which admits that any of the jointly-owned Patent Rights are invalid or unenforceable, without the prior consent of other party, which consent shall not be unreasonably withheld.

      7. License and Option Rights.

            7.1 Research License. Subject to the provisions of this Section 7 and each party's obligations hereunder regarding the Joint Materials and each party's Confidential Information, Maxygen and SIGA each agree to grant to the other, and hereby grant to the other, a royalty-free co-exclusive license, without the right to sublicense, to use internally the results of the Evaluation solely for research purposes.

            7.2 Maxygen Right of Negotiation. SIGA shall grant, and hereby grants, to Maxygen the right of first negotiation to acquire, on commercially reasonable terms, an exclusive or non-exclusive commercial license (at Maxygen's election), with the right to grant and authorize sublicenses, in any patents or patent applications or other intellectual property rights in and to any SIGA Invention and/or SIGA's interest in any Joint Invention, and in any patents or patent applications or other intellectual property rights owned or licensed by SIGA necessary or reasonably useful to practice the SIGA Inventions and/or Joint Inventions. Maxygen must notify SIGA in writing of its intent to negotiate such license within (i) ninety (90) days after its receipt of SIGA's Invention Disclosure, or (ii) ninety (90) days after completion of the Evaluation, or
(iii) ninety (90) days after the effective date of termination of this Agreement, whichever is later (the "Option Period"). If Maxygen exercises its right to negotiate a license to a particular Invention, SIGA shall use its best efforts to enter into a license with Maxygen for the rights to such Invention within six (6) months from the date of election, or such longer period as the parties may agree. If Maxygen does not so notify SIGA that it wishes to acquire a license to a particular Invention or if the parties are unable to enter into a license agreement on mutually satisfactory terms with respect to a particular Invention, then SIGA shall have the right to license any such patents or patent applications claiming

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such SIGA Inventions, and/or grant licenses under SIGA's interest in such Joint
Inventions, as the case may be, to any third party; provided that SIGA shall not enter into an agreement which grants any rights to such Invention to any third party on terms which, taken as a whole, are more favorable to such third party than those offered to Maxygen, without first offering such terms to Maxygen. If SIGA offers such terms to Maxygen, then Maxygen shall have sixty (60) business days in which to notify SIGA as to whether Maxygen accepts such terms. If Maxygen accepts such terms, then the parties shall promptly enter into such agreement, granting such rights to Maxygen.

            7.3 Retained Rights. Except as expressly set forth in this Agreement, no party shall obtain rights in or a license to any patent, copyright, trademark or other property right of the other party by implication, estoppel or otherwise.

      8. Publications. Maxygen and SIGA are free to present or publish the findings of the Evaluation in a thesis, scientific publication, or public, noncommercial conference provided that: (a) no Maxygen Confidential Information is revealed by SIGA, and no SIGA Confidential Information is revealed by Maxygen thereby; and (b) at least forty-five (45) days prior to submission thereof to a publisher or any third party, the publishing party shall have delivered copies of the proposed presentation or publication to the other party for review. Said other party may, within forty five (45) days of such delivery, object to the publication or presentation because there would be a disclosure of its Confidential Information, or because there is patentable subject matter in which said other party has an interest which needs protection. Upon written objection regarding disclosure of Confidential Information or patentable subject matter, the publishing party shall: (i) remove any information disclosing patentable subject matter or, for up to ninety (90) days from initial delivery, delay disclosing such patentable subject matter in order to permit the filing of patent applications thereon and (ii) delete the Confidential Information of the other party contained in the disclosure. The publishing party shall thereafter be free to publish or disclose the information. The determination of authorship for any paper shall be in accordance with accepted scientific practice, and the parties shall, in any publication, acknowledge the contributions and publications of the other as scientifically appropriate.

      9. Compliance with Law. Each party shall conduct the Evaluation in compliance with all applicable laws and regulations including, where applicable, those relating to the treatment of laboratory animals and current NIH guidelines. Each party shall use any materials received from the other only in laboratory animals or in in vitro experiments, and not in human beings.

      10. Warranties.

            10.1 Representation and Warranties. Each party hereby warrants and represents that it has full right and power to enter into this Agreement. SIGA represents and warrants that (i) the Maxygen Materials and the Joint Materials will not be used in or for any research that is subject to consulting, licensing or similar obligations to any third party, including any sponsor, unless written permission is first obtained from Maxygen (ii) it has the right to grant the rights, options and licenses herein, and that it has obtained

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any and all necessary written permissions, clearances and/or waivers from all third parties required in order to grant such rights, options and licenses herein. Each of Maxygen and SIGA hereby warrants that the rights and obligations set forth herein do not, and during the term of the Agreement will not, conflict with any other right or obligation provided under any other agreement that Maxygen or SIGA, as applicable, has with any third party, including any sponsor or government entity.

            10.2 Disclaimer of Warranties. Maxygen and SIGA each specifically disclaim that the Evaluation will be successful, in whole or part. MAXYGEN AND SIGA EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, INVENTIONS, PATENTS OR KNOW-HOW, MAXYGEN MATERIALS, SIGA MATERIALS, OR JOINT MATERIALS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY MAXYGEN TECHNOLOGY OR SIGA TEHCNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

      11. Indemnification.

            11.1 Each party (the "Indemnitor") shall indemnify and hold harmless the other party and their respective employees, agents, officers, directors and permitted assigns (each an "Indemnitee") from and against any claims by a third party resulting in any liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses incurred (including without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a "Claim") arising out of or resulting from (i) the Indemnitor's conduct of the Evaluation; (ii) a breach of any representations or warranties of the Indemnitor hereunder, or (iii) the negligence or willful misconduct by the Indemnitor, except, in each case, to the extent such Claim arises out of the negligence or willful misconduct of the Indemnitee.

            11.2 An Indemnitee under this Article 11 shall promptly notify the Indemnitor in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel chosen by Indemnitor, with consent of Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall not enter into negotiations or enter into any agreement with respect to the settlement of any Claim without the prior written approval of the Indemnitor, and the indemnity agreement in this Article 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is made without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11. At the Indemnitor's request, the Indemnitee under this Article 11, and its employees and agents, shall cooperate fully with the Indemnitor and its legal

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representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

      12. Press Release. All publicity, press releases and other announcements relating to this Agreement or the transaction contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both parties; provided, however, that either party may disclose the terms of this Agreement to the extent required to comply with applicable regulations and laws, without the prior consent of the other party. Once a particular disclosure has been approved for disclosure, either party may make disclosures which do not differ materially therefrom without any need for further consents.

      13. Notices. Routine notices of conditions or situations affecting the Evaluation shall be given in writing between Drs. Hruby, Fischetti, and/or Jones of SIGA and Stanley Goldman of Maxygen. All other notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by nationally recognized overnight express delivery service, registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto as follows:

      In the case of SIGA:

                  SIGA Technologies, Inc.
                  420 Lexington Avenue, Suite 620
                  New York, NY 10170
                  Attn: Joshua D. Schein, Chief Executive Officer

      In the case of Maxygen:

                  Maxygen, Inc.
                  515 Galveston Drive
                  Redwood City, CA 94063
                  Attn: President

      14. Independent Contractor. Neither party, nor their respective employees, consultants or representatives, shall be considered employees, partners, or agents of the other party. Neither party may make any representations or commitments on the other party's behalf nor may one party use the other party's name or trademarks in any public disclosure, without the named party's prior written consent.

      15. Term, Termination. Amendment and Survival.

            15.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to the other provisions of this Article 15, shall continue in full force and effect until the first anniversary of the Effective Date, or such later date as the parties may mutually agree in writing. This Agreement may be modified, amended or renewed only with the written agreement of both parties.

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            15.2 Permissive Termination. This Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party.

            15.3 Effect of Termination.

                  15.3.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

                  15.3.2 Materials. Upon expiration or any termination of the Agreement, (i) SIGA and Maxygen will cease conducting work on the Evaluation,
(ii) SIGA shall promptly destroy or, at Maxygen's option, return to Maxygen all Maxygen Materials (except to the extent incorporated into Joint Materials),
(iii) Maxygen shall promptly destroy or, at Maxygen's option, return to SIGA all SIGA Materials (except to the extent incorporated into Joint Materials), and
(iv) subject to Section 7, each party may retain the Joint Materials generated in the performance of the Evaluation for internal research and evaluation; provided, however, that in the event that Maxygen Materials provided to SIGA hereunder contain genetic material or proteins claimed by Maxygen to be proprietary and covered by the claims of one or more patent applications or patents owned or controlled by Maxygen (such materials referred to as "Proprietary Maxygen Materials"), Maxygen may elect by written notice to have all Joint Materials incorporating or made from such Proprietary Maxygen Materials destroyed by both parties, and the parties shall promptly destroy such Joint Materials upon SIGA's receipt of such notice.

                  15.3.3 Return of Confidential Information. Upon the expiration or earlier termination of this Agreement, or upon request by the disclosing party, the recipient shall return to the disclosing party, or provide satisfactory evidence of the destruction of, all Confidential Information furnished hereunder and any notes, copies, summaries or extracts thereof, provided that the recipient may retain one (1) copy of the disclosing party's Confidential Information in its legal archives in order solely for purposes of monitoring its obligations hereunder.

                  15.3.4 Survival. Upon the expiration or termination of this Agreement for any reason, Sections 2, 3, 4, 5, 6, and 7 shall survive; provided,
Section 7.2 shall survive for only ninety (90) days following such expiration or termination; provided further, Section 11(i) and (ii) shall survive only to the extent such claims arise from acts or omissions that occurred prior to the effective date of termination of this Agreement.

      16. Assignment. Neither party may assign or transfer this Agreement without the written consent of the other party, which consent shall be not be unreasonably withheld; provided, either party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such party to which

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this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.

      17. Entire Agreement. This Agreement is the entire agreement of the parties relating to the Evaluation and supersedes any previous understandings, representations, acknowledgements, commitments or agreements, oral or written, regarding such subject matter. This Agreement shall be governed by and construed under laws of the State of California, without regard to its conflicts of laws principles. If any provision of this Agreement is held to be unenforceable, the remaining provisions shall continue unaffected.

      18. Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement; provided, if the parties are unable to agree on such a substitute clause and the deletion of the provision held invalid or unenforceable would produce material adverse financial consequences for one party, such party shall have the right to terminate the Agreement with thirty (30) days notice.

      19. Compliance with Laws. Each party shall use reasonable efforts to furnish the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state and/or government agency. Each party shall comply with all applicable U.S., foreign, state, regional and local laws, rules and regulations relating to its activities to be performed pursuant to this Agreement, including without limitation, the United States Foreign Corrupt Practices Act, United States export regulations and such other United States and foreign laws and regulations as may be applicable, and to obtaining all necessary approvals, consents and permits required by the applicable agencies of the government of the United States and foreign jurisdictions.

      20. Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

      21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

      22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MAXYGEN, INC.                             SIGA TECHNOLOGIES, INC.


By: /s/ Michael Rabson                    By: /s/ Joshua D. Schein
    ----------------------------------        ----------------------------------
    Michael Rabson                            Joshua D. Schein

Title: Sr. Vice President and             Title: Chief Executive Officer
       General Counsel

MAXY BD Review _____

MAXY Legal Review /s/ DWS
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                                   EXHIBIT A

                                PROJECT PROPOSAL

Objective: Express the Yersinia V antigen on the surface of Streptococcus gordonii and testing of the derived recombinant as a candidate vaccine.

Procedure:

      1) Discussions will be held between Maxygen and SIGA research groups to determine the exact structure and boundaries of the Yersinia V antigen to be expressed.

      2) Maxygen will provide to SIGA the plasmid containing the gene for the Yersinia V antigen along with the necessary sequence information pertaining to the gene. Maxygen will also provide purified V antigen and antisera to the protein, if available.

      3) SIGA will construct a recombination plasmid containing the gene for the V antigen fused in an appropriate configuration to achieve genomic integration and surface expression in Streptococcus gordonii. Structure and authenticity of the plasmid will be verified by restriction endonuclease digestion and nucleotide sequencing.

      4) SIGA will transform the recombination plasmid containing the V antigen into a recipient Streptococcus gordonii strain. A recombinant strain will be selected by acquisition of appropriate antibiotic resistance (erythromycin) and surface expression of desired protein as measured by streak blot, western blot and ELISA if applicable.

      5) SIGA will provide to Maxygen the verified Streptococcus gordonii V antigen recombinant strain in the form of a glycerol stock.

      6) Maxygen to perform animal studies in mice using the Streptococcus gordonii V antigen recombinant strain and perform the necessary immunological assays and challenge studies.

      7) Following the animal trials, Maxygen and SIGA representatives will review data and discuss the advisability of continued development of this and/or related products.
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                                   EXHIBIT B

                               MAXYGEN MATERIALS

Wild-type V antigen gene from Yersinia pestis